Exhibit 99.1

Hyperdynamics Receives Presidential Decree Implementing the Third Amendment to the Production Sharing Contract

HOUSTON, April 25, 2017 /PRNewswire/ — Hyperdynamics Corporation (OTCQX: HDYN) today announced that its wholly owned subsidiary, SCS Corporation Ltd., and its project partner, South Atlantic Petroleum (SAPETRO), have received notice of a Presidential Decree signed by the President of the Republic of Guinea implementing the Third Amendment to its Production Sharing Contract that was signed April 12, 2017 by the partners and representatives of the Government.

“The decree signed by Guinea President Alpha Conde implementing the Third Amendment to our Production Sharing Contract demonstrates the Guinea government’s support for Hyperdynamics and SAPETRO to move forward with exploration of our high-potential Fatala prospect starting later this spring,” said Hyperdynamics President and Chief Executive Officer Ray Leonard.

The Third Amendment approves the assignment of 50% of SCS’ participating interest in the Guinea concession to SAPETRO, and it confirms the two companies’ rights to explore for oil and gas on a 5,000-square-kilometer block offshore the Republic of Guinea. The contract requires that drilling operations begin on an initial exploratory well no later than May 30, and additional exploration wells may be drilled within the exploration period at the companies’ option.

The Amendment also reaffirms clear title of SAPETRO and SCS to the Concession and requires a $5 million security instrument to be put in place by SAPETRO and SCS within 30 days of the Presidential Decree. The security instrument is to be released when the drilling rig for the Fatala well enters Guinea territorial waters.

In addition to the earlier signed Farmout Agreement, SCS and SAPETRO agreed that SCS’s “sufficient financing for the Obligation Well Costs” shall be $15 million in “cash and committed financing to the satisfaction of SAPETRO acting reasonably” in addition to costs already incurred, which sets a clear objective for both Parties to work to.

About Hyperdynamics

Hyperdynamics is an emerging independent oil and gas exploration company that is exploring for oil and gas offshore the Republic of Guinea in West Africa. To find out more, visit our website at www.hyperdynamics.com.

Forward Looking Statements

This news release and the Company’s website referenced in this news release contain forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding Hyperdynamics Corporation’s future plans and expected performance that are based on assumptions the Company believes to be reasonable.  Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “may result”, “will result”, “may fluctuate” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts.  A number of risks and uncertainties could cause actual results to differ materially from these statements, including without limitation, funding and exploration efforts, fluctuations in oil and gas prices and other risk factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s Reports on Form 10-K for the fiscal year ended Jun 30, 2016 and Form 10-Q for the fiscal quarter ended December 31, 2016.  The Company undertakes no obligation to publicly update these forward looking statements to reflect events or circumstances that occur after the issuance of this news release or to reflect any change in the Company’s expectations with respect to these forward looking statements.

Contact:

Ray Leonard, President and
Chief Executive Officer
(713) 353-9445

Anne Pearson/Jack Lascar
Dennard-Lascar Associates
(713) 529-6600